Exhibit 5.1

ATTORNEYS • CIVIL LAW NOTARIES • TAX ADVISERS

Beethovenstraat 400 1082 PR Amsterdam T +31 20 71 71 000	Amsterdam, May 30, 2024

To the Company,

We have acted as legal counsel as to Dutch law to the Company in connection with the Offering and the filing of the Prospectus Supplement with the SEC. This opinion letter is rendered to you to be filed with the SEC in connection with the Offering.

Capitalised terms used in this opinion letter have the meanings set forth in Exhibit A to this opinion letter. The section headings used in this opinion letter are for convenience of reference only and are not to affect its construction or to be taken into consideration in its interpretation.

This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in any document reviewed by us in connection with this opinion letter.

In rendering the opinions expressed in this opinion letter, we have reviewed and relied upon drafts of the Reviewed Documents, a draft of the Prospectus Supplement and pdf copies or drafts, as the case may be, of the Corporate Documents and we have assumed that the Reviewed Documents shall be entered into for bona fide commercial reasons. We have not investigated or verified any factual matter disclosed to us in the course of our review.

This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands, and, insofar as they are directly applicable in the Netherlands, of the European Union, as at today’s date and as presently interpreted under published authoritative case law of the Dutch courts, the General Court and the Court of Justice of the European Union. We do not express any opinion on Dutch or European competition law, data protection law, tax law, securitisation law or regulatory law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with, or to notify or inform you of, any developments and/or changes of Dutch law subsequent to today’s date. We do not purport to opine on the consequences of amendments to the Reviewed Documents, the Registration Statement, the Prospectus Supplement or the Corporate Documents subsequent to the date of this opinion letter.

All legal relationships are subject to NautaDutilh N.V.’s general terms and conditions (see https://www.nautadutilh.com/terms), which apply mutatis mutandis to our relationship with third parties relying on statements of NautaDutilh N.V., include a limitation of liability clause, have been filed with the Rotterdam District Court and will be provided free of charge upon request. NautaDutilh N.V.; corporate seat Rotterdam; trade register no. 24338323.

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The opinions expressed in this opinion letter are to be construed and interpreted in accordance with Dutch law. The competent courts at Amsterdam, the Netherlands, have exclusive jurisdiction to settle any issues of interpretation or liability arising out of or in connection with this opinion letter. Any legal relationship arising out of or in connection with this opinion letter (whether contractual or non-contractual), including the above submission to jurisdiction, is governed by Dutch law and shall be subject to the general terms and conditions of NautaDutilh. Any liability arising out of or in connection with this opinion letter shall be limited to the amount which is paid out under NautaDutilh’s insurance policy in the matter concerned. No person other than NautaDutilh may be held liable in connection with this opinion letter.

In this opinion letter, legal concepts are expressed in English terms. The Dutch legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Dutch legal concepts described by the English terms.

For the purposes of this opinion letter, we have assumed that:

a.   drafts of documents reviewed by us will be signed in the form of those drafts, each copy of a document conforms to the original, each original is authentic, and each signature is the genuine signature of the individual purported to have placed that signature;

b.  if any signature under any document is an electronic signature (as opposed to a handwritten (“wet ink”) signature) only, the method used for signing is sufficiently reliable;

c.   each of the Deed of Incorporation and the Deed of Conversion is a valid notarial deed and the Deed of Incorporation has been executed on the basis of a valid declaration of no objection (verklaring van geen bezwaar);

d.  the Current Articles are the Articles of Association in force and effect;

e.   the Registration Statement has been declared effective by the SEC and the Prospectus Supplement has been filed in the form reviewed by us;

f.   at each Relevant Moment, (i) the Common Shares shall have been admitted for trading on a trading system outside the European Economic Area comparable to a regulated market or a multilateral trading facility as referred to in Section 2:86c(1) DCC and (ii) no financial instruments issued by the Company (or depository receipts for or otherwise representing such financial instruments) have been admitted to trading on a regulated market, multilateral trading facility or organised trading facility operating in the European Economic Area (and no request for admission of any such financial instruments to trading on any such trading venue has been made;

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g.  (i) no internal regulations (reglementen) have been adopted by any corporate body of the Company which would affect the validity of the resolutions recorded in the Resolutions and (ii) the Current Articles are the Articles of Association currently in force and as they will be in force at each Relevant Moment;

h. at each Relevant Moment, the relevant Deed of Issue shall have been validly signed and executed on behalf of the Company;

i.   (i) at each Relevant Moment, the resolutions recorded in the Resolutions shall be in full force and effect, (ii) at each Relevant Moment, the factual statements made and the confirmations given in the Resolutions and in each Deed of Issue shall be complete and correct and (iii) the Resolutions correctly reflect the resolutions recorded therein;

j. at each Relevant Moment, the authorised share capital (maatschappelijk kapitaal) of the Company shall allow for the issuance of the Offer Shares and the Option Shares;

k.  the Company will not have (i) been dissolved (ontbonden), (ii) ceased to exist pursuant to a merger (fusie) or a division (splitsing), (iii) been converted (omgezet) into another legal form, either national or foreign (except pursuant to the Deed of Conversion), (iv) had its assets placed under administration (onder bewind gesteld), (v) been declared bankrupt (failliet verklaard), been granted a suspension of payments (surseance van betaling verleend) or started or become subject to statutory proceedings for the restructuring of its debts (akkoordprocedure), or (vi) been made subject to similar proceedings in any jurisdiction or otherwise been limited in its power to dispose of its assets. The Extract and our inquiries of today with the Insolvency Registers support the items (i) through (v) (except for any statutory proceedings for the restructuring of debts (akkoordprocedure) that have not, or not yet, been filed in the Insolvency Registers) of this assumption. However, this information does not constitute conclusive evidence that the events set out in items (i) through (v) have not occurred;

l. the Company is not a bank, an investment firm or an affiliate of a bank or investment firm, in each case as referred to in Section 1 BRRD;

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m.   the Option (i) has been validly granted as a right to subscribe for Common Shares (recht tot het nemen van aandelen), (ii) shall be in full force and effect upon being exercised, and (iii) shall have been validly exercised in accordance with the terms of the Underwriting Agreement prior to the issuance of any Option Shares;

n.  the works council (ondernemingsraad) of the Company shall not have a right to give its advice (heeft geen adviesrecht) that does not follow from Dutch law in respect of the issuance of the Offer Shares and the Option Shares;

o. the Offering, to the extent made in the Netherlands, has been, is and will be made in conformity with the Prospectus Regulation and the rules promulgated thereunder; and

p. at each Relevant Moment, each of the assumptions made in this opinion letter will be correct in all aspects by reference to the facts and circumstances then existing.

Based upon and subject to the foregoing and subject to the qualifications set forth in this opinion letter and to any matters, documents or events not disclosed to us, we express the following opinions:

Incorporation and Corporate Status

1. The Company has been duly incorporated as a besloten vennootschap met beperkte aansprakelijkheid and is validly existing as a naamloze vennootschap.

Offer Shares and Option Shares

2.  Subject to receipt by the Company of payment in full for the Offer Shares and the Option Shares as provided for in the Reviewed Documents, and when issued by the Company and accepted in accordance with the Resolutions and the Reviewed Documents, the Offer Shares and the Option Shares shall be validly issued, fully paid and non-assessable.

The opinions expressed above are subject to the following qualifications:

A. Opinion 1 must not be read to imply that the Company cannot be dissolved (ontbonden). A company such as the Company may be dissolved, inter alia by the competent court at the request of the company’s board of directors, any interested party (belanghebbende) or the public prosecution office in certain circumstances, such as when there are certain defects in the incorporation of the company. Any such dissolution will not have retro-active effect.

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B. Pursuant to Section 2:7 DCC, any transaction entered into by a legal entity may be nullified by the legal entity itself or its liquidator in bankruptcy proceedings (curator) if the objects of that entity were transgressed by the transaction and the other party to the transaction knew or should have known this without independent investigation (wist of zonder eigen onderzoek moest weten). The Dutch Supreme Court (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of the objects in that legal entity’s articles of association (statuten) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction. Based on the objects clause contained in the Current Articles, we have no reason to believe that, by entering into the Reviewed Documents, the Company would transgress the description of the objects contained in the Current Articles. However, we cannot assess whether there are other relevant circumstances that must be taken into account, in particular whether the interests of the Company are served by entering into the Reviewed Documents since this is a matter of fact.

C. The opinions expressed in this opinion letter may be limited or affected by:

a. rules relating to Insolvency Proceedings or similar proceedings under a foreign law and other rules affecting creditors’ rights generally;

b.  the provisions of fraudulent preference and fraudulent conveyance (Actio Pauliana) and similar rights available in other jurisdictions to insolvency practitioners and insolvency office holders in bankruptcy proceedings or creditors;

c. claims based on tort (onrechtmatige daad);

d.  sanctions and measures, including but not limited to those concerning export control, pursuant to European Union regulations, under the Dutch Sanctions Act 1977 (Sanctiewet 1977) or other legislation;

e. the Anti-Boycott Regulation, Anti Money Laundering Laws and related legislation;

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f.   any intervention, recovery or resolution measure by any regulatory or other authority or governmental body in relation to financial enterprises or their affiliated entities; and

g.  with respect to a Deed of Issue, the rules of force majeure (niet toerekenbare tekortkoming), reasonableness and fairness (redelijkheid en billijkheid), suspension (opschorting), dissolution (ontbinding), unforeseen circumstances (onvoorziene omstandigheden) and vitiated consent (i.e., duress (bedreiging), fraud (bedrog), abuse of circumstances (misbruik van omstandigheden) and error (dwaling)) or a difference of intention (wil) and declaration (verklaring).

D. The term “non-assessable” has no equivalent in the Dutch language and for purposes of this opinion letter such term should be interpreted to mean that a holder of a share shall not by reason of merely being such a holder be subject to assessment or calls by the Company or its creditors for further payment on such share.

E.  This opinion letter does not purport to express any opinion or view on the operational rules and procedures of any clearing or settlement system or agency.

We consent to the filing of this opinion letter with the SEC and also consent to the reference to NautaDutilh in the Prospectus Supplement under the caption “Legal Matters”. In giving this consent we do not admit or imply that we are a person whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or any rules and regulations promulgated thereunder.

Sincerely yours,

/s/ NautaDutilh N.V.

NautaDutilh N.V.

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EXHIBIT A LIST OF DEFINITIONS

“Anti-Money Laundering Laws”	The European Anti-Money Laundering Directives, as implemented in the Netherlands in the Money Laundering and Terrorist Financing Prevention Act (Wet ter voorkoming van witwassen en financieren van terrorisme) and the Dutch Criminal Code (Wetboek van Strafrecht).

“Anti-Boycott Regulation”	Regulation (EC) No 2271/96 on protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom.

“Articles of Association”	The Company’s articles of association (statuten) as they read from time to time.

“Board of Directors”	The board of directors (bestuur) of the Company.

“BRRD”	Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Commercial Register”	The Dutch Commercial Register (handelsregister).

“Common Shares”	Common shares in the Company’s capital, with a nominal value of EUR 0.09 each.

“Company”	Merus N.V., a public company with limited liability (naamloze vennootschap), registered with the Commercial Register under number 30189136.

“Corporate Documents”	The Deed of Incorporation, the Deed of Conversion, the Deed of Amendment, the Current Articles, the Resolutions, the Registration Statement, the Prospectus Supplement and the Extract.

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“Current Articles”	The Articles of Association as they read immediately after the execution of the Deed of Amendment.

“DCC”	The Dutch Civil Code (Burgerlijk Wetboek).

“Deed of Amendment”	The deed of amendment to the articles of association of the Company, dated May 7, 2024.

“Deed of Conversion”	The deed of conversion and amendment to the articles of association of the Company, dated May 19, 2016.

“Deed of Incorporation”	The Company’s deed of incorporation (akte van oprichting) dated June 16, 2003.

“Deed of Issue”	The draft deed of issue of the Offer Shares or Option Shares, as the case may be, prepared by us with references 82041540 M 55040810 and 82041540 M 55040809, respectively.

“Dutch Bankruptcy Code”	The Dutch Bankrupcty Code (Faillissementswet).

“Extract”	An extract from the Commercial Register relating to the Company, dated the date of this opinion letter.

“General Meeting”	The Company’s general meeting (algemene vergadering).

“Insolvency Proceedings”	Any insolvency proceedings within the meaning of Regulation (EU) 2015/848 on insolvency proceedings (recast), listed in Annex A thereto and any statutory proceedings for the restructuring of debts (akkoordprocedure) pursuant to the Bankruptcy Code.

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“Insolvency Register”	The online central insolvency register (Centraal Insolventie Register), the online EU Insolvency Register (Centraal Insolventie Register—EU Registraties) and the online Register of Decisions in a WHOA Procedure (Register uitspraken in een WHOA-procedure), held by the Council for the Administration of Justice (Raad voor de Rechtspraak).

“NautaDutilh”	NautaDutilh N.V.

“Offer Shares”	7,550,000 Common Shares.

“Offering”	The offering of Common Shares as contemplated by the Prospectus Supplement.

“Option”	The option to acquire Option Shares to be granted to the Underwriters pursuant to the Underwriting Agreement and the Resolutions.

“Option Shares”	1,132,500 Common Shares.

“Prospectus”	The prospectus included in the Registration Statement, as supplemented by the Prospectus Supplement.

“Prospectus Regulation”	Regulation (EU) 2017/1129 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market.

“Prospectus Supplement”	The prospectus supplement in relation to the Offering, supplementing the prospectus forming part of the Registration Statement, as filed by the Company with the SEC on May 28, 2024.

“Registration Statement”	The Company’s registration statement on Form S-3 under the U.S. Securities Act of 1933, as amended, as filed by the Company with the SEC and effective on February 28, 2024 (File No. 333-277465).

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“Relevant Moment”	Each time when Offer Shares or Option Shares are issued pursuant to the execution of a Deed of Issue.

“Resolutions”

Each of the following:

i.   The signed minutes of the General Meeting held on May 26, 2023, together with the convening notice for such General Meeting with the explanatory notes thereto as available on the Company’s website on the date of this opinion letter;

ii.  the written resolution of the Board of Directors, dated May 19, 2024; and

iii.   the minutes of a meeting of the Pricing Committee, held on May 29, 2024 beginning at 4:55 p.m. (Eastern Time).

“Reviewed Documents”	Each Deed of Issue and the Underwriting Agreement.

“SEC”	The United States Securities and Exchange Commission.

“the Netherlands”	The European territory of the Kingdom of the Netherlands and “Dutch” is in or from the Netherlands.

“Underwriters”	The Underwriters, as defined in the Underwriting Agreement.

“Underwriting Agreement”	The underwriting agreement entered into between the Company and the Underwriters in connection with the Offering, dated May 29, 2024.